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                                                                   Exhibit 10.28



                            Atmos Energy Corporation

                      Outside Directors Stock-for-Fee Plan



Effective February 8, 1995
Amended and Restated as of November 12, 1997
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                            Atmos Energy Corporation
                      Outside Directors Stock-for-Fee Plan
                 (Amended and Restated as of November 12, 1997)


I.    Plan Purpose

      Section 1.1. Atmos Energy Corporation ("Atmos" or the "Company") hereby establishes the Atmos Energy Corporation Outside Directors Stock-for-Fee Plan (the "Plan"), which provides the non-employee directors of Atmos the option to receive all or part of their Fees (as defined below) in Atmos common stock. The purpose of this Plan is to increase the proprietary interest of the Outside Directors in the Company's long-term prospects and the strategic growth of its business.

II.   Definitions

      Section 2.1. "Board" or "Board of Directors" shall mean the Board of Directors of Atmos Energy Corporation.

      Section 2.2. "Common Stock" means the Company's no par value common stock.

      Section 2.3. "Election" means an Outside Director's delivery of written notice of election to the Corporate Secretary of the Company electing to receive his or her Fees or a portion thereof in the form of Common Stock.

      Section 2.4. "Fair Market Value" means, as of any specified date, the closing price of a share of Common Stock of the Company as reported by the New York Stock Exchange-Composite Transactions on that date. However, if no trading in the Common Stock occurs on the New York Stock Exchange on that date, the "Fair Market Value" shall mean the closing price as reported on the immediately preceding date. In the event the Common Stock is traded on an exchange other than the New York Stock Exchange, the Board of Directors shall select a suitable substitute published stock quotation system, which system shall be in compliance with all relevant regulatory provisions.

      Section 2.5. "Fees" means the annual retainer (paid in quarterly installments) and meeting fees earned by an Outside Director for his or her service as a member of the Atmos Board of Directors during a Fiscal Year or portion thereof.

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      Section 2.6.  "Fiscal Year" means the 12-month period beginning October
      1/st/ of any year and ending September 30th of the next year.

      Section 2.7. "Outside Director" means a member of the Company's Board of Directors who is not an employee of the Company.

      Section 2.8. "Quarter" means the 3-month period beginning October 1, January 1, April 1, or July 1 of each Fiscal Year.

III.  Shares Authorized for Issuance

      Section 3.1. A maximum of 50,000 shares of Common Stock may be issued under the Plan. The Common Stock issued under the Plan may, at the option of the Board of Directors, be either original issue by the Company or purchased on the open market. In the event of any change in the number of shares outstanding of Common Stock by reason of a stock split, stock dividend, merger, consolidation, reorganization, or other similar change in capitalization, the number or kind of shares that may be issued under the Plan shall be automatically adjusted so that the proportionate interest of the shares issuable under the Plan is maintained as before the occurrence of such event.

IV.   Administration

      Section 4.1. Each Outside Director may elect to receive all or a portion (in 25% increments) of his or her Fees in shares of Common Stock by executing and delivering an election form to the Corporate Secretary of the Company at least two weeks prior to the beginning of the Quarter in order to be effective for Fees earned in that Quarter. Each Outside Director must execute the election form previously approved by the Corporate Secretary in order for such Election to be effective. The election form is deemed delivered when received by the Corporate Secretary.

      Section 4.2. An Outside Director making an Election may designate a beneficiary or beneficiaries who will receive any shares of Common Stock owed to such Outside Director hereunder in the event of the Outside Director's death.

      Section 4.3. Each Outside Director may revoke or modify his or her Election that is then currently in effect by executing and delivering a written revocation/modification form, which must be delivered to the Corporate Secretary at least two weeks prior

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      to the beginning of the immediately succeeding Quarter, in order to be effective for Fees earned in that Quarter. This form is deemed delivered when received by the Corporate Secretary. In addition, each Outside Director may make changes in the designation of a beneficiary at any time.

      Section 4.4. An Election shall result in the deferral of the Common Stock portion of the payment of the Fees earned in each Quarter for which the Election is effective until the end of each such Quarter. Shares of Common Stock shall be issued to the Outside Director as soon as possible following the last business day of each such Quarter. The number of shares of Common Stock issued in accordance with an Election shall be equal to the amount of Fees that would have been paid to the Outside Director during a Quarter divided by the Fair Market Value on the last business day of such Quarter. Only whole numbers of shares of Common Stock shall be issued; fractional shares shall be paid in cash. If the Election is for only a portion of the Fees, the remaining portion of the Fees to be paid in cash shall be paid at the time the cash payment would normally be paid by the Company to the Outside Director.

      Section 4.5. The Board of Directors shall be responsible for the administration of the Plan. The Board of Directors, by majority action of its members, is authorized to interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. No member of the Board of Directors shall be liable for any action or determination made in good faith. The determinations, interpretations, and other actions of the Board of Directors pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

V.    Effective Date

      Section 5.1. The Plan, as originally drafted, was approved and adopted by a vote of the shareholders of the Company on February 8, 1995 and became effective immediately upon such approval.

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VI.   Amendment and Termination

      Section 6.1. The Board of Directors of the Company may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval by the shareholders of the Company if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements or if the Board of Directors, on advice of counsel, determines that shareholder approval is otherwise necessary or advisable.


      IN WITNESS WHEREOF and as conclusive evidence of its adoption of this Amended and Restated Directors Stock-for-Fee Plan, the Company has caused this Plan to be duly executed this 12th day of November, 1997.

                              ATMOS ENERGY CORPORATION



                              By:  /s/ Robert W. Best
                                 -----------------------
                                  Robert W. Best
                                  Chairman, President and
                                  Chief Executive Officer


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